Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-62003, 333-28641, 333-73706, 333-51531, 333-157708, 333-142581, and 333-166342) and on Form S-3 (No. 333-160887) of Tennant Company of our report dated February 25, 2011, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2010 and 2009, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Tennant Company.

/s/ KPMG LLP

Minneapolis, Minnesota
February 25, 2011